As filed with the Securities and Exchange Commission on March 11, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXIS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1620407
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6040 N. Cutter Circle, Suite 317

Portland, OR 97217-3935

(Address of Principal Executive Office, Including Zip Code)

OXIS INTERNATIONAL, INC. 2003 Stock Incentive Plan

(Full Title of the Plans)

Sharon Ellis

Chief Financial and Operating Officer

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, OR 97217-3935

(Name and Address of Agent for Service)

(503) 283-3911

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Richard Scudellari, Esq.

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Stock, $0.001 par value	5,700,000	$0.74	$4,218,000	$534.42

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“the Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above referenced plan.

(2)	Amount to be registered includes 3,000,000 shares of the Registrant’s Common Stock authorized for issuance under the plan and automatic annual increases totaling up to 2,700,000 shares of the Registrant’s Common Stock pursuant to the terms of the plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and (c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of OXIS International, Inc. Common Stock reported on the OTC Bulletin Board as of March 10, 2004.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part 1 of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

1.    The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2.    The Registrant’s Quarterly Report on Form 10-QSB for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 filed pursuant to Section 13 of the Exchange Act.

3.    The Registrant’s current reports on Form 8-K filed with the Commission on April 15, 2003, May 16, 2003, July 18, 2003 and November 20, 2003, respectively.

4.    The description of the Company’s Common Stock contained in the Company’s Prospectus dated June 18, 1969 (file No. 0361150) filed pursuant to Section 12 of the Exchange Act on June 23, 1969.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Officers and Directors.

The Company has the power, pursuant to Section 102(7) of the Delaware General Corporation Law (“Delaware Law”), to limit the liability of directors of the Company for certain breaches of fiduciary duty and, pursuant to Section 145 of the Delaware Law, to indemnify its officers and directors and other persons for certain acts.

The Company’s Restated Certificate of Incorporation includes the following provisions:

“A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.”

“The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the General Corporation Law of Delaware against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such law and may at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any expense, judgment, fine amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the General Corporation Law of Delaware.”

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

Section 145 of the Delaware Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

In addition the Company has entered into indemnity agreements with its directors and its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company has purchased and maintains an insurance policy covering the officers and directors of the Company with respect to certain liabilities arising under the Securities Act or otherwise.

Item 8.    Exhibits.

Exhibit No.	Description

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Williams & Webster, P.S, Independent Auditors.

24.1	Power of Attorney (see signature page).

Item 9.    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee plan’s annual report pursuant to Section 13(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, OXIS International, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon, on March 11, 2004.

OXIS International, Inc.

By:	/s/ Ray R. Rogers

Ray R. Rogers President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ray R. Rogers and Sharon Ellis, and each of them, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Ray R. Rogers Ray R. Rogers	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 11, 2004

/s/ Sharon Ellis Sharon Ellis	Chief Financial and Operating Officer (Principal Financial and Accounting Officer)	March 11, 2004

/s/ Richard A. Davis Richard A. Davis	Director	March 11, 2004

Signature	Capacity	Date

/s/ William G. Pryor William G. Pryor	Director	March 11, 2004

/s/ Ted Ford Webb Ted Ford Webb	Director	March 11, 2004

/s/ Thomas M. Wolf Thomas M. Wolf	Director	March 11, 2004

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Williams & Webster, P.S, Independent Auditors.

24.1	Power of Attorney (see signature page).